                                                                    EXHIBIT 21.1



                                OTHER NAME UNDER WHICH        JURISDICTION OF
NAME OF SUBSIDIARY           SUBSIDIARY CONDUCTS BUSINESS      INCORPORATION
------------------           ----------------------------     ---------------
Neutrino Resources Inc.                 None                    Alberta, Canada
SMC Production Co.                      None                    Texas
BEC Energy, Inc.                        None                    Texas
SMC Ecuador, Inc.                       None                    Delaware
Spruce Hills Production
 Company, Inc.                          None                    Delaware